Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Allan Drury
May 5, 2022	212-460-4111

CON EDISON REPORTS 2022 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2022 first quarter net income for common stock of $602 million or $1.70 a share compared with $419 million or $1.23 a share in the 2021 first quarter. Adjusted earnings were $522 million or $1.47 a share in the 2022 period compared with $491 million or $1.44 a share in the 2021 period. Adjusted earnings and adjusted earnings per share in the 2022 and 2021 periods exclude the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments in certain renewable and sustainable electric projects of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses) and the net mark-to-market effects of the Clean Energy Businesses. Adjusted earnings and adjusted earnings per share in the 2022 period exclude the tax impact on the parent company of HLBV accounting and mark-to-market effects of the Clean Energy Businesses. Adjusted earnings and adjusted earnings per share in the 2021 period exclude the impact of the impairment loss related to Con Edison's investment in Stagecoach Gas Services LLC (Stagecoach).

“Our innovative and engaged employees are enabling us to lead the transition to a clean energy future while delivering safe, reliable service to our customers and providing strong, stable returns to our investors,” said Timothy P. Cawley, the chairman and chief executive officer of Con Edison. “During the quarter, we helped our customers surpass 400 megawatts of solar capacity, placed another battery project into service, and continued installing curbside chargers with New York City. We are building transmission lines under our Reliable Clean City program to support renewable energy in New York City and proposing solar investments to benefit our low-income customers.”

For the year of 2022, Con Edison reaffirmed its previous forecast of adjusted earnings per share to be in the range of $4.40 to $4.60 per share. Adjusted earnings per share exclude the effects of HLBV accounting for tax equity investments in certain renewable and sustainable electric projects of the Clean Energy Businesses and the related tax impact of such HLBV accounting on the parent company (approximately $40 million or $0.11 a share after-tax) and the net mark-to-market effects of the Clean Energy Businesses and the related tax impact of such mark-to-market effects on the parent company, the amounts of which will not be determinable until year end. Con Edison is considering strategic alternatives with respect to its Clean Energy Businesses. Con Edison's forecast of adjusted earnings per share for the year of 2022 does not include the impact, if any, that may result from such evaluation.

See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income for common stock to adjusted earnings for the three months ended March 31, 2022 and 2021. See Attachment B for the estimated effect of major factors resulting in variations in earnings per share and net income for common stock for the three months ended March 31, 2022 compared to the 2021 period.

The company's 2022 First Quarter Form 10-Q is being filed with the Securities and Exchange Commission. A first quarter 2022 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

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CON EDISON REPORTS 2022 FIRST QUARTER EARNINGS	page 2

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will," "target," "guidance," "potential," "consider" and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time.

Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including, but not limited to, that Con Edison's subsidiaries are extensively regulated and are subject to substantial penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems and the performance of employees and contractors could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; its ability to pay dividends or interest depends on dividends from its subsidiaries; changes to tax laws could adversely affect it; it requires access to capital markets to satisfy funding requirements; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; it faces risks related to health epidemics and other outbreaks, including the COVID-19 pandemic; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control, including inflation and supply chain disruptions. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This press release also contains financial measures, adjusted earnings and adjusted earnings per share, that are not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, respectively, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted earnings per share exclude from net income for common stock and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as the impairment loss related to Con Edison's investment in Stagecoach, the effects of the Clean Energy Businesses' HLBV accounting for tax equity investors in certain renewable and sustainable electric projects and mark-to-market accounting and only for the 2022 period exclude the tax impact on the parent company of HLBV accounting and mark-to-market accounting. Management uses these non-GAAP financial measures to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance.

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CON EDISON REPORTS 2022 FIRST QUARTER EARNINGS	page 3

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $14 billion in annual revenues and $64 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., the second-largest owners of solar electric projects in North America, which, through its subsidiaries develops, owns and operates renewable and sustainable energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and through its subsidiaries invests in electric transmission projects supporting its parent company’s effort to transition to clean, renewable energy. Con Edison Transmission manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects that will bring clean, renewable electricity to customers, focusing on New York, New England, the Mid-Atlantic states and the Midwest.

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Attachment A

	For the Three Months Ended
	March 31,
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2022	2021	2022	2021
Reported earnings per share (basic) and net income for common stock (GAAP basis)	$1.70	$1.23	$602	$419

Impairment loss related to investment in Stagecoach (pre-tax)	—	0.51	—	172
Income taxes (a)	—	(0.16)	—	(52)
Impairment loss related to investment in Stagecoach (net of tax)	—	0.35	—	120
HLBV effects (pre-tax)	(0.14)	—	(48)	1
Income taxes (b)	0.05	—	15	—
HLBV effects (net of tax)	(0.09)	—	(33)	1
Net mark-to-market effects (pre-tax)	(0.19)	(0.19)	(68)	(65)
Income taxes (c)	0.05	0.05	21	16
Net mark-to-market effects (net of tax)	(0.14)	(0.14)	(47)	(49)

Adjusted earnings and adjusted earnings per share (non-GAAP basis)	$1.47	$1.44	$522	$491

(a)The amount of income taxes was calculated using a combined federal and state income tax rate of 30% for the three months ended March 31, 2021.
(b)The amount of income taxes was calculated using a combined federal and state income tax rate of 31% and 25% for the three months ended March 31, 2022 and 2021, respectively. Adjusted earnings and adjusted earnings per share for the 2022 period exclude the tax impact on the parent company of HLBV accounting ($3 million and $0.01 for the three months ended March 31, 2022) of the Clean Energy Businesses. Adjusted earnings and adjusted earnings per share for the 2021 period do not exclude the tax impact on the parent company of HLBV accounting (immaterial for the three months ended March 31, 2021) of the Clean Energy Businesses.
(c)The amount of income taxes was calculated using a combined federal and state income tax rate of 31% and 25% for the three months ended March 31, 2022 and 2021, respectively. Adjusted earnings and adjusted earnings per share for the 2022 period exclude the tax impact on the parent company of the mark-to-market effects ($4 million and $0.01 for the three months ended March 31, 2022) of the Clean Energy Businesses. Adjusted earnings and adjusted earnings per share for the 2021 period do not exclude the tax impact on the parent company of the mark-to-market effects ($4 million and $0.01 for the three months ended March 31, 2021) of the Clean Energy Businesses.

Attachment B

Variation for the Three Months Ended March 31, 2022 vs. 2021
	Net Income for Common Stock (Net of Tax) (Millions of Dollars)	Earnings per Share
CECONY (a)
Higher gas rate base	$29	$0.08
Resumption of the billing of late payment charges and other fees to allowed rate plan levels	14	0.04
Higher electric rate base	6	0.02
Higher interest expense	(10)	(0.03)
Lower incentives earned under the electric and gas earnings adjustment mechanisms (EAMs)	(9)	(0.03)
Higher stock based compensation costs	(6)	(0.02)
Higher payroll taxes	(4)	(0.01)
Weather impact on steam revenues	(3)	(0.01)
Dilutive effect of stock issuances	—	(0.05)
Other	(7)	(0.01)
Total CECONY	10	(0.02)
O&R (a)
Electric base rate increase	2	0.01
Gas base rate increase	2	0.01
Other	(1)	(0.01)
Total O&R	3	0.01
Clean Energy Businesses
HLBV effects	37	0.10
Higher operating revenue	26	0.08
Lower operation and maintenance expense	17	0.05
Net mark-to-market effects	2	0.01
Higher gas purchased for resale	(29)	(0.09)
Other	5	0.01
Total Clean Energy Businesses	58	0.16
Con Edison Transmission
Impairment loss related to investment in Stagecoach in 2021	125	0.36
Other	(3)	(0.01)
Total Con Edison Transmission	122	0.35
Other, including parent company expenses
Impairment tax benefits related to investment in Stagecoach in 2021	(5)	(0.01)
HLBV effects	(3)	(0.01)
Other	(2)	(0.01)
Total Other, including parent company expenses	(10)	(0.03)
Total Reported (GAAP basis)	183	0.47
Impairment loss related to investment in Stagecoach in 2021	(120)	(0.35)
HLBV effects	(34)	(0.09)
Net mark-to-market effects	2	—
Total Adjusted (non-GAAP basis)	$31	$0.03
a.Under the revenue decoupling mechanisms in the Utilities’ NY electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.